                                                                    EXHIBIT 99.1


                         [CPI AEROSTRUCTURES, INC. LOGO]


                              FOR IMMEDIATE RELEASE

        CPI AEROSTRUCTURES ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS

                        FUNDED BACKLOG TOTALS $34 MILLION

EDGEWOOD, NY - MARCH 30, 2004 -- CPI Aerostructures, Inc. ("CPI") (AMEX: CVU) today announced operating results for the fourth quarter and year ended December 31, 2003. Primarily due to the public offering of 2,300,000 shares in the first quarter of 2003, diluted earnings per share for the three and twelve month periods are calculated on 86% and 69% more shares than in the respective periods in 2002.

FOURTH QUARTER 2003 VERSUS 2002:

     o    Revenue rose 8.7% to $6.5 million compared with $6.0 million;

     o    Gross margin was 35.2% compared with 37.6%;

     o Pretax income was $1.5 million, or 22.7% of revenue, compared with $1.2 million, or 20.7% of revenue;

     o Net income was $1.3 million, or $0.24 per share and $0.21 per diluted share, compared with $1.7 million, or $0.60 per share and $0.50 per diluted share. During the fourth quarter, CPI was subject to Alternative Minimum Tax and New York State income taxes resulting in a 13% tax rate. If taxed at a 40% effective tax rate, net income would have been $890,281, or $0.17 per share and $0.14 on a diluted basis.

TWELVE MONTHS 2003 VERSUS 2002:

     o    Revenue increased 13.8% to $27.3 million compared with $24.0 million;

     o    Gross margin was 33.0% compared with 32.1%;

     o Pretax income was $8.6 million, or 31.5% of revenue, compared with $4.6 million, or 19.0% of revenue; however, 2003 pretax income included a $461,235 gain on the "sale of assets held for sale - discontinued operations" and a $2.4 million gain on extinguishment of debt. Excluding these gains, pretax income rose 24.7% to $5.7 million, or 20.9% of revenue;

     o Net income was $8.4 million, or $1.72 per share and $1.56 per diluted share, compared with $4.4 million, or $1.63 per share and $1.40 per diluted share. Excluding the gains mentioned above, net income was $5.5 million. Net income, excluding the non-recurring gains, if taxed at a 40% effective tax rate, would have been $3.4 million, or $0.70 per share and $0.63 per diluted share, compared with fully taxed net income of $2.7 million, or $1.01 per share and $0.86 per diluted share in 2002.

                                     (more)

CPI Aerostructures, Inc. News Release                                    Page 2
March 30, 2004

NON-RECURRING ITEMS IN 2003:

     o During 2003, CPI sold the remaining assets of Kolar, Inc. (discontinued operation as of 12/31/01), which resulted in a $461,235 gain for the year and was recorded as disposition of "assets held for sale - discontinued operations";

     o $2.7 million of the $7.8 million in net proceeds from CPI's February 19, 2003 secondary public offering was used to repurchase a $4.0 million note and the related accrued interest at a substantial discount, which resulted in a $2.4 million gain on extinguishment of debt in the first quarter;

     o Since CPI utilized all of its net operating losses for accounting purposes in 2003, there was no provision for income taxes in the first three quarters, while the fourth quarter only was subject to Alternative Minimum Tax (federal) and New York State income taxes. In 2002, the Company benefited from a tax valuation adjustment, resulting in a tax benefit of $405,000 in the fourth quarter and an effective tax rate of 3% for the twelve-month period.

Edward J. Fred, CPI's CEO and President, stated, "CPI finished the year with a strong fourth quarter marked by an 8.7% increase in revenue and a 19.1% rise in pre-tax income. Gross margin was 35% for the fourth quarter and 33% for the year, surpassing our gross margin target of 30%-32%. SG&A as a percentage of revenue in the fourth quarter declined to 12.5% from 14.8% in 2002's fourth quarter due to the operating leverage inherent in our business. Additionally, our balance sheet at December 31, 2003 is extremely strong with $2.8 million in cash, no significant long-term debt, shareholders' equity of $19.8 million, and $19.3 million in working capital."

Mr. Fred added, "Total contract awards for the full year of 2003 reached $31.1 million, a 27% increase over 2002, for CPI's seventh year of double-digit growth. The Company was granted 350 new contracts, a 23% increase over 2002. Thus far in 2004 awards of special note include a $4.9 million follow-on order for the T-38 Talon in addition to a new $3 million long-term contract from a global aerospace and defense company, which is one of CPI's largest non-governmental contract awards. As of March 26, 2004, the Company had approximately $34 million of funded backlog. Orders in 2004 of $9.9 million are slightly below 2003 levels of $10.9 million stemming from a slower than usual government contract award cycle. We currently have a number of bids outstanding including several of significant size. Based upon CPI's bid-to-win ratio of 14% in 2003, well above the industry average of 5%, we look forward to reporting on new awards as the year unfolds."

Mr. Fred concluded, "Looking ahead, we expect our longstanding relationship with the military and our proven ability to execute on larger contracts, such as the T-38 Trainer, to fuel growth in new orders, revenue, and operating profits. We remain optimistic about our long-term business prospects as we continue the pursuit of larger contracts for the C-5A Galaxy as well as other military aircraft. We have submitted bids on a number of major contracts, which if granted to CPI could have a dramatic impact on our financial performance for the year. However, even if we are not awarded any of these major new contracts, we project 2004 revenue growth in the range of 10%-15%."

                                     (more)

CPI Aerostructures, Inc. News Release                                    Page 3
March 30, 2004

CONFERENCE CALL
CPI's President and CEO, Edward Fred, will host a conference call today, March 30, 2004 at 11:00 am ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 973-317-5319. Please call in 10 minutes before the scheduled time and ask for the CPI Aerostructures call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.cpiaero.com and click on the "Investor Relations" section, then click on "Events". Please access the website 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 90 days.

FOUNDED IN 1980, CPI AEROSTRUCTURES IS ENGAGED IN THE CONTRACT PRODUCTION OF STRUCTURAL AIRCRAFT PARTS PRINCIPALLY FOR THE U.S. AIR FORCE AND OTHER BRANCHES OF THE ARMED FORCES. IN CONJUNCTION WITH ITS ASSEMBLY OPERATIONS, CPI PROVIDES ENGINEERING, TECHNICAL AND PROGRAM MANAGEMENT SERVICES. AMONG THE KEY PROGRAMS THAT CPI SUPPLIES ARE THE C-5A GALAXY CARGO JET, THE T-38 TALON JET TRAINER, THE A-10 THUNDERBOLT ATTACK JET AND THE E-3 SENTRY AWACS JET.

THE ABOVE STATEMENTS INCLUDE FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, WHICH ARE DESCRIBED FROM TIME TO TIME IN CPI'S SEC REPORTS, INCLUDING CPI'S FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2003.

CONTACT:
Ed Fred                                         Investor Relations Counsel:
President & Chief Executive Officer             The Equity Group Inc.
CPI Aerostructures, Inc.                        Sarah Torres  (212) 836-9611
(631) 586-5200                                  Linda Latman (212) 836-9609
www.cpiaero.com                                 www.theequitygroup.com

                            (See Accompanying Tables)

CPI Aerostructures, Inc. News Release                                    Page 4
March 30, 2004

                            CPI AEROSTRUCTURES, INC.
                         CONDENSED STATEMENTS OF INCOME


                                                                  FOR THE THREE MONTHS                 FOR THE YEAR
                                                                    ENDED DECEMBER 31,               ENDED DECEMBER 31,
                                                                    2003            2002            2003             2002
                                                                       (UNAUDITED)                       (AUDITED)
Revenue                                                     $    6,535,304     $  6,010,509     $ 27,288,035    $ 23,999,257
Income from operations                                           1,486,784        1,371,505        5,827,610       5,009,720

Other income (expense):
    Interest/other income                                            2,864           65,590           16,206          69,233
    Interest expense                                                (5,847)        (191,364)        (148,006)       (510,329)
    Gain on extinguishment of debt                                   -----            -----         2,431,233          -----
    Gain on sale of assets held for sale - discontinued
      operations                                                     -----            -----           461,235          -----
-------------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes                         1,483,801        1,245,731         8,588,278      4,568,624
Provision for income taxes                                        (195,000)         405,000          (195,000)      (124,000)
-------------------------------------------------------------------------------------------------------------------------------
Net income                                                  $    1,288,801     $  1,650,731     $   8,393,278   $  4,444,624
===============================================================================================================================

Earnings per common share - basic                           $         0.24     $       0.60     $        1.72   $       1.63
===============================================================================================================================

Earnings per common share - diluted                         $         0.21     $       0.50     $        1.56   $       1.40
===============================================================================================================================

Shares used in computing earnings per common share:
  Basic                                                          5,292,016        2,773,277         4,872,255      2,721,522
  Diluted                                                        6,155,509        3,304,183         5,382,266      3,181,834
-------------------------------------------------------------------------------------------------------------------------------


        ADJUSTED PRO FORMA REMOVING CERTAIN BENEFITS FROM THE COMPARISON
-------------------------------------------------------------------------------------------------------------------------------

                                                                 FOR THE THREE MONTHS                 FOR THE YEAR
                                                                   ENDED DECEMBER 31,               ENDED DECEMBER 31,
                                                                  2003              2002          2003              2002
                                                                     (UNAUDITED)                        (AUDITED)
Income before provision for income taxes                   $  1,483,801       $    1,245,731   $  8,588,278    $    4,568,624
  Adjustments to remove non recurring gains:
  Gain on sale of assets held for sale - discontinued
    operations                                                    -----                -----        461,235             -----
  Gain on extinguishment of debt                                  -----                -----      2,431,233             -----
-------------------------------------------------------------------------------------------------------------------------------
Pretax income excluding non-recurring gains                $  1,483,801       $    1,245,731   $  5,695,810    $    4,568,624
Net income excluding non-recurring gains                   $  1,288,801       $    1,650,731   $  5,500,810    $    4,444,624
  Adjustments to tax provision to make 40% effective rate       593,520              498,292      2,278,324         1,827,450
  Adjusted Net Income- tax effected & excluding gains      $    890,281       $      747,439   $  3,417,486    $    2,741,174
Basic EPS                                                  $       0.17       $         0.27   $       0.70    $         1.01
Diluted EPS                                                $       0.14       $         0.23   $       0.63    $         0.86

CPI Aerostructures, Inc. News Release                                    Page 5
March 30, 2004

                                                                          Audited           Audited
                      Balance Sheet Highlights                            12/31/03          12/31/02
Cash                                                                  $    2,794,310     $      91,537

Costs and estimated earnings in excess of billings on uncompleted
contracts                                                                 17,449,887        11,382,106

Total current assets                                                      23,399,350        15,202,592

Total assets                                                              23,939,090        15,604,746

Total current liabilities                                                  4,079,976        13,227,018

Working capital                                                           19,319,374         1,975,574

Short-term debt                                                                7,303         8,024,160

Long-term debt                                                                26,311            40,192

Shareholders' equity                                                      19,832,803         2,337,536

Total Liabilities and Shareholders' Equity                            $   23,939,090     $  15,604,746




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